Exhibit 4.4

SHAREHOLDERS’ AGREEMENT (this “Agreement”) made on the day of January 11, 2021,

AMONG:

(1)	FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”);

(2)	FIRST HIGH-SCHOOL EDUCATION GROUP (BVI) LIMITED, an exempted company with limited liability organized and existing under the laws of the British Virgin Islands (the “First High-School BVI”);

(3)	FIRST HIGH-SCHOOL GROUP HONG KONG LIMITED, a limited liability company organized and existing under the laws of Hong Kong (the “HK Company”);

(4)	YUNNAN CENTURY LONG-SPRING TECHNOLOGY CO., LTD. (云南世纪长水科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “WFOE”);

(5)	THE ENTITIES LISTED IN SCHEDULE 1 (the “PRC Companies”);

(6)	LONGWATER TOPCO B.V., a private company with limited liability incorporated in the Netherlands (the “Investor”);

(7)	VISIONSKY GROUP LIMITED, a business company with limited liability incorporated and existing under the laws of the British Virgin Islands (“Founder HoldCo 1”);

(8)

BRIGHTENWIT GROUP LIMITED, a business company with limited liability incorporated and existing under the laws of the British Virgin Islands (“Founder HoldCo 2”, together with Founder HoldCo 1, the “Founder HoldCos”, each, a “Founder HoldCo”);

(9)	ZHANG SHAOWEI (张韶维) , a PRC permanent citizen with PRC identity card number [***] (“Mr. Zhang”); and

(10)	WU YU (吴育), a PRC permanent citizen with PRC identity card number [***] (“Ms. Wu”, together with Mr. Zhang, the “Founders”, and each a “Founder”).

RECITALS:

(A).    The Parties have entered into a Share Purchase and Subscription Agreement dated October 19, 2016 (the “SPA”).

(B).    The Company has undertaken a reorganization pursuant to which the Founder Holdcos and the Investor have become the direct and record shareholders of the Company.

(B).    The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT:

SECTION 1

INTERPRETATION

1.1	Definitions. In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Affiliate” of a Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (x) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (y) possession directly or indirectly of 50% or more of the voting power of such Person or (z) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing;

“Applicable Net Profit Amount” means the net profit amount set forth in the audited consolidated financial statements of the Group for a given financial year prepared in accordance with U.S. GAAP and audited by one of the Big 4 accounting firm appointed by the Board (including the affirmative vote of the Investor Directors (if any));

“Articles” means the amended and restated memorandum and articles of association of the Company adopted on the date hereof;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, the Cayman Islands, the Netherlands or Hong Kong are required or authorized by law or executive order to be closed or on which a tropical cyclone warning no.8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time;

“Closing” has the meaning set forth in the SPA;

“Closing Date” means November 14, 2016;

“Disclosure Letter” has the meaning set forth in the SPA;

“Director” means a director of the Company (including any duly appointed alternate director);

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use;

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“ESOP” means the Company’s share option plan or other equity incentive plan, in any case as is approved by the Board (including the affirmative vote of the Investor Directors);

“Exit Date” means the completion date of any transaction or series of related transactions in which all Shares held by the Investor is transferred to a Person who is not an Affiliate of the Investor;

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange;

“Governmental Officials” means (a) any employee or official of any Government Authority, (b) any employee or official of a political party, (c) any candidate for political office or his employee, or (d) any employee or official of a public international organization;

“Group” means the Company and the Subsidiaries, and “Group Company” means any one of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor Percentage” means the Investor’s shareholding percentage in the Company on a fully diluted basis;

“IPO” means an initial public offering of Shares on an internationally recognized stock exchange;

“Net Cash Amount” means the net cash amount set forth in the audited consolidated financial statements of the Group for a given financial year prepared in accordance with U.S. GAAP and audited by one of the Big 4 accounting firm appointed by the Board (including the affirmative vote of the Investor Directors). For the avoidance of doubt, the Group’s cash shall include cash and cash equivalents;

“New Shares”    means any Equity Securities of the Company issued after the Closing, except for:

(i)    Shares, or any option to acquire any Shares, issued to employees, officers, consultants, contractors or Directors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Investor Directors), provided the number of such Shares shall not exceed the maximum provided in the ESOP;

(ii)    share dividend paid to all Shareholders in proportion to their shareholding percentage;

(iii)    Equity Securities of the Company issued in connection with any share split, share dividend, combination, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

(iv)    Shares issued in the Qualified IPO of the Company; or

(v)    Equity Securities of the Company issued upon the exercise or conversion of any convertible securities issued prior to the Closing Date;

“Non-school Subsidiaries” means First High-School BVI, the HK Company, the WFOE, the Domestic Company, Shanxi Long-Spring, Beijing Hengzhong, Long-Spring Logistics, Beijing Hengyue, Beijing Long-Spring, Ordos Hengyue Education Technology, Yunnan Bainian, Zhenxiong Bainian, Guizhou Long-Spring and Guizhou Hengshizhong;

“Party” means each of the parties identified in the Preamble and any other Person that subsequently becomes a party to this Agreement pursuant to the terms hereof;

“Person” shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority;

“PRC”    means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan;

“Qualified IPO” means a first firm commitment underwritten public offering of the Shares:

(1)    made pursuant to an effective registration statement under the U.S. Securities Act 1933, which results in the Shares trading publicly on the New York Stock Exchange;

(2)    with the offering of Shares of not less than US$100 million (including the offering of certain Shares held by the Investor with an aggregate price of not less than US$25 million);

(3)    which offering shall value the Shares (including 22,767,690 Shares held by the Investor as of the date hereof and all new Shares issued by the New Company in such offering) in aggregate at not less than US$285 million immediately upon closing of such offering; and

(4)    where the Investor shall have the right to offer certain of its Shares at the Qualified IPO price with an aggregate price of not less than US$25 million as part of the offering which shall result in the Investor holding less than 5% of the total issued and outstanding share capital of the New Company immediately after such offering (without taking into account the 8,528,060 Shares held by the Investor);

“Schools” means the PRC Companies that are not Non-school Subsidiaries;

“Shares” means the Company’s Shares, par value US$0.00001 each;

“Shareholders” means (i) the Investor and the Founder HoldCos and (ii) any other Person who becomes a shareholder of the Company in accordance with the terms of this Agreement and executes the Deed of Adherence, in each case for so long as such Person remains a shareholder of the Company, and in the case of any Shareholder that is a natural Person shall be deemed to include the estate of such Shareholder and the executor, conservator, committee or other similar legal representative of such Shareholder or such Shareholder’s estate following the death or incapacitation of such Shareholder;

“Subsidiary” means any other Person in which the Company directly or indirectly holds or controls a majority of the ownership interests, or a majority of the voting power, whether by ownership of equity securities of such Person or by control by contract, including without limitation the PRC Companies;

“Total Internal Rate of Return” means, in respect of any Shares held by the Investor, the annual rate based on a 365-day period used to discount each cash flow in respect of such Shares (such cash flow to include subscription or purchase consideration incurred in connection with purchase, sale or any other transaction (including the expenses incurred by the Investor), cash dividends and distributions received, and cash received from sale or redemption of shares) to the original acquisition date of such Shares (being the Closing Date) such that the present value of the aggregate cash flow equals zero. In connection with any payment required under this Agreement, the Total Internal Rate of Return will be calculated with reference to the period from the date that the Investor acquires such Shares (being the Closing Date) to the date on which such payment is made in full;

“U.S. GAAP” means the U.S. generally accepted accounting principles; and

“US$”    means United States Dollars, the lawful currency of the United States of America.

1.2	Other Terms. The following terms shall have the meanings defined in the Section indicated:

Term	Section
Agreement	Preamble
Board	2.2(a)
Business	2.1
Buy-out	3.13(c)(i)
Buy-out Acceptance Notice	3.13(c)(ii)
Buy-out Notice	3.13(c)(i)
Buy-out Rejection Notice	3.13(c)(ii)
Co-sale Shares	3.4(b)(i)
Company	Preamble
Company Opportunity	5.4
Corporate Opportunity	5.4
Covenantors	2.3
Deadlock	3.13(a)
Deadlock Shares	3.13(c)(i)
Deed of Adherence	3.2
Discussion Period	3.13(b)(i)
Domestic Company	Preamble
Drag-Along Sale	3.5(d)
Exercise Period	3.3(b)(ii)
Exit Price	3.13(c)(i)
Founder Director	2.2(a)(i)
Founder HoldCo 1	Preamble
Founder HoldCo 2	Preamble
Founder HoldCos	Preamble
Founders	Preamble
HKIAC	8.2
HK Company	Preamble
Indemnified Person	8.12
Investor	Preamble
Investor Director	2.2(a)(i)
Issuance Notice	3.6(b)(i)
Issuance Shares	3.6(a)
Losses	8.12
Mr. Zhang	Preamble
Mr. Wu	Preamble
Notices	8.7(a)
Offering Shareholder	3.13(a)(i)
Option Acceptance Notice	3.5(a)
Option Rejection Notice	3.5(c)
Permitted Transferee	3.2
Potential Subscriber	3.6(a)

Potential Transferee	3.3(a)
PRC Companies	Preamble
Preemptive Rights	3.6(a)
Purchase Price	3.13(c)(iii)
Prior Year	3.5(a)
Put Notice	3.5(b)
Put Option	3.5(a)
Put Price	3.5(a)
Put Transfer	3.5(c)
Receiving Shareholder	3.13(c)(i)
Response Period	3.5(c)
Relevant Person	5.3
Right of Co-Sale	3.4(a)
Right of First Refusal	3.3(a)
Sale Notice	3.5(e)
SPA	Recitals
Transfer	3.1
Transfer Notice	3.3(b)(i)
Transfer Shares	3.3(a)
Transferor	3.3(a)

1.3	Interpretation. In this Agreement, unless the context otherwise requires:

(a)	Accounts. Any reference to a balance sheet, profit and loss statement or other financial statement or accounts shall include a reference to any note thereto.

(b)	Agreed Terms. References to a document “in the agreed terms” shall be to a document agreed between and initialled for identification by or on behalf of the Parties.

(c)

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(d)

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(e)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

(f)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(g)

Knowledge. Where any representation or warranty is qualified as being “to the knowledge of” a Person or by any similar expression, that representation or warranty shall be deemed to include an additional statement that the representation or warranty has been made after due, diligent and careful inquiry and that such Person has used all reasonable efforts to ensure that the information given in the representation or warranty is complete and accurate.

(h)	Language. This Agreement is written in English only.

(i)

Law. References to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulating body, including the Basic Law of Hong Kong, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(j)

Legal Terms. References to any legal term for any action, remedy, judicial method or proceeding, legal document, legal status, court, governmental official or agency, or any other legal concept, process or authority shall, in respect of any jurisdiction other than Hong Kong, be deemed to include what most nearly approximates in such jurisdiction to the meaning of such term in Hong Kong.

(k)

References to Documents. References to “this Agreement” include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(l)	Statutory References. A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i)	that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any subordinate legislation or regulation made under the relevant statute or statutory provision.

(m)

Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day. If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day. References to a time of day shall be references to Hong Kong time.

(n)	Writing. References to writing include any mode of reproducing words in a legible and non-transitory form.

1.4	Designations. The designations adopted in the Preamble and Recitals apply throughout this Agreement.

SECTION 2

CORPORATE GOVERNANCE

2.1

Principal Business. The business of the Group Company shall be to operate and manage middle school education, high school education, tutor subjects of primary and middle school and other trainings out of general educational system (the “Business”) and to engage in such other businesses or activities or make such other investments as may be approved by the Board from time to time in accordance with Section 2.3 and Exhibit A.

2.2	Board of Directors.

(a)	Board Composition. After the Closing, the Company shall have a board of Directors (the “Board”) consisting of not more than five (5) Directors. The Board shall be constituted as follows:

(i)

The Founders shall be entitled to appoint up to three (3) Directors (the “Founder Directors”) of the Board, who shall initially be Mr. Zhang, Ms. Wu, and Kai Liu. The chairman of the Board shall initially be Mr. Zhang; and

(ii)	The Investor shall be entitled to appoint up to two (2) Directors of the Board, who shall initially be Jerry Ji He and Mason Lee (the “Investor Directors”).

(b)

Removal and Replacement. Any Shareholder or group of Shareholders entitled to designate any individual to be elected as a Director of the Board pursuant to this Section 2.2 shall have the right to remove any such Director occupying such position and to fill any vacancy caused by the death, disability, retirement, resignation or removal of any Director occupying such position. If a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal of any Director designated pursuant to this Section 2.2, the replacement to fill such vacancy shall be designated in the same manner as the Director who is being replaced in accordance with this Section 2.2.

In the event that any Director is prosecuted or under investigation due to committing a crime and it is reasonable for other Shareholders to believe that the reputation or image of the Group may be adversely affected if such Director continuously holds office, the Shareholder who has nominated such Director shall ensure that such Director shall resign or be removed from the Board promptly. Where any Director ceases to hold his/her office for any reason, the Shareholder who has nominated such Director shall designate an alternate Person to continuously carry out the duties of the departed Director as soon as possible.

(c)

Directors’ Access. Each Director shall be entitled to examine the books and accounts of the Company and shall have free access, at all reasonable times and with prior written notice, to any and all properties and facilities of the Company or any Subsidiary. The Company shall provide such information relating to the business affairs and financial position of the Company as any Director may require. Any Director may provide such information to a Shareholder.

(d)	Authority of Board. Subject only to the provisions of this Agreement and the applicable law:

(i)	the Board shall have ultimate responsibility for management and control of the Company; and

(ii)

the Board shall be required to approve the budget and business plan of the Group Companies and any amendment thereto, and make all decisions on any matter exceeding such budget or business plan and other decisions outside the day to day business of the Group Companies (including, without limitation, those referred to in Exhibit A). All matters in respect of such decisions must be referred to the Board, and no Shareholder or officer shall take any actions purporting to commit the Company in relation to any such matters without the approval of the Board. Each Shareholder shall cause the Director nominated by such Shareholder, if any, not to take any such actions or authorize any officers to take any such actions.

(e)	Board Meetings.

(i)

The Board shall meet at least once every quarter unless postponed or waived by written consent of a quorum of the Board. A quorum for a Board meeting shall consist of three (3) Directors, including at least one Investor Director (if any) and the chairman of the Board. Each Director shall have one (1) vote on any matter submitted for approval of the Board. Each Director shall be entitled to appoint alternates to serve at any Board meeting (or the meeting of a committee formed by the Board), and such alternates shall be permitted to attend all Board meetings and vote on such Director’s behalf.

(ii)

Notwithstanding the above, if any Director fails to attend a Board meeting, then such meeting shall be adjourned for at least five (5) days at the same place or such other time and place the Directors then present may determine, provided that, in each case, a notice of the adjourned Board meeting shall be sent to each Director at least five (5) days before the adjourned Board meeting. The number of the Directors attending such adjourned Board meeting shall constitute a quorum at such adjourned Board meeting.

(iii)

Directors may participate in any meeting by such telephonic, electronic or other communication facilities or means as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in Person at such meeting.

(iv)	Subject to Section 2.2, resolutions of the Board meeting shall be passed by a simple majority at a duly convened meeting.

(f)

Reimbursement; Indemnity. The Investor Directors shall be entitled to reimbursement from the Company for all reasonable expenses related to Board activities. The Company shall indemnify the Directors to the maximum extent permitted by applicable laws. The Company shall, at the request of either Investor Director, obtain, and thereafter maintain, a directors’ and officers’ liability insurance policy from a reputable insurer with coverage limits customary for companies similarly situated to the Company. In addition, the Company shall indemnify the Investor to the maximum extent permitted by applicable laws for any claims brought against the Investor by any third party (including any other shareholder of the Company) as a result of the Investor’s investment in the Company.

2.3	Protective Provisions.

Notwithstanding any other provision in this Agreement, for so long as the Investor holds any Share, the Group Companies and the Founder Parties (collectively, the “Covenantors”) shall ensure that each Group Company and its directors, officers, committees, committee members, employees and agents will not take any of the actions listed in Exhibit A attached hereto without the prior written approval of the Investor, provided that, where any such actions listed in Exhibit A requires the approval of the Shareholders in accordance with the applicable laws, and if the approval of the Investor has not been obtained, then at a meeting at which such action is considered, the Investor shall, in such vote, have such number of votes as equal to all the Shareholders who voted in favor of the resolution plus one.

2.4	Information and Inspection Rights.

(a)	Information. The Company shall, and each Covenantor shall cause the Company to:

(i)

within fifteen (15) calendar days after the end of each calendar month, deliver to the Investor the unaudited monthly financial statements, including the balance sheet, the profit and loss statement and the cash flow statement for such calendar month;

(ii)

within thirty (30) calendar days after the end of each calendar quarter, deliver to the Investor the unaudited consolidated quarterly financial statements, including the management reports, balance sheet, the profit and loss statement and the cash flow statement for such calendar quarter;

(iii)	within ninety (90) calendar days after the end of each fiscal year, deliver to the Investor the audited consolidated annual financial statements for such fiscal year;

(iv)

no later than thirty (30) calendar days prior to the end of each fiscal year, submit the annual budget, including the investment in the fixed assets, the operational budget and the strategic plan for next fiscal year, to the Board for approval; and

(v)	deliver to the Investor such other business and financial information as the Investor may reasonably request from time to time.

The documents to be delivered pursuant to this Section 2.4 shall be prepared in form reasonably satisfactory to the Investor. Any audited financial statements shall be prepared in accordance with U.S. GAAP and audited by one of the Big 4 accounting firm appointed by the Board (including the affirmative vote of the Investor Directors).

(b)

Inspection. For so long as the Investor remains a Shareholder, each Covenantor shall cause each Group Company to permit the Investor or its duly designated representatives, at its own cost, during normal business hours for a reasonable purpose and with reasonable advance notice to (a) inspect any Group Company; (b) examine the facilities, books of account and records of any Group Company; and (c) discuss the businesses, operations and conditions of any Group Company with the directors, officers, accountants and advisers of such Group Company.

2.5	Group Structure.

(a)

Maintenance of Group Structure. The Covenantors shall not materially amend the corporate structure of the Group without the Board’s prior approval, including the affirmative vote of the Investor Directors.

(b)	Subsidiary Board.

(i)    If requested by the Investor, the board of each Non-school Subsidiary shall be constituted in the same manner as the Board, and the provisions in Section 2.2 shall apply mutatis mutandis to the board of such Non-school Subsidiary.

(ii)    The Investor shall have the right to appoint such number of director(s) on the board of each School pro rata to the Investor Percentage at the time of such appointment at the Investor’s request.

(c)

Domestic Company. From time to time as may be requested by the Investor, to the extent permitted by law, the Founders shall transfer to the Investor or any Person designated by the Investor a percentage of the equity interest in the Domestic Company in proportion to the Investor Percentage at the time of such transfer, at nil consideration or the lowest consideration as permitted by law.

(d)

Structural Change. If and when PRC laws permit a wholly foreign-owned enterprise to conduct the businesses currently conducted by the PRC Companies, the Company and the Founder Parties shall cause the PRC Companies to transfer their entire businesses to the WFOE or wholly owned Subsidiaries of the WFOE at a price equal to the lowest amount permitted under PRC laws.

2.6

Voting Agreement. Each Shareholder agrees that it shall vote all of its Shares (or give shareholders’ consent) in such manner that gives effect to the provisions of this Agreement, including without limitation to cause the Board to be constituted in accordance with Section 2.2, and to ensure the inclusion in the Articles the rights and privileges of the Shareholders included in this Agreement.

2.7

Bank Accounts. The Company and each Subsidiary shall open and maintain a bank account or bank accounts in its own name with such bank or banks as may be determined by the Board. Such account or accounts shall be operated as the Board, or the board of directors of the relevant Subsidiary, shall resolve from time to time. All payments to or by the Company or such Subsidiary shall be paid into or withdrawn from such account or accounts.

2.8

Insurance. The company shall, and shall ensure that each Subsidiary shall, keep insured at all times and maintain insurance policies in a sufficient amount and with such coverage as are generally maintained by responsible companies in the same industry. Such policies shall be sufficient to cover liabilities to which the Company and the Subsidiaries may reasonably be considered at risk in the course of their respective businesses. Without limiting the generality of the foregoing, the Company shall, and shall ensure that each Subsidiary shall, keep insured up to the replacement value thereof (including surveyor’s and architect’s fees) all its properties as are of an insurable nature against fire, theft, lighting, explosion, earthquake, riot, strike, civil commotion, storm, tempest, flood, marine risks, erection risks, war risks and such other risks and shall duly pay all premia and other sums payable for those purposes. Such insurance shall be taken in the name of the Company or Subsidiary, as applicable, and any other Person having an insurable interest in the property of the Company or the Subsidiary, as the case may be. The Company agrees that in the event of failure on the part of the Company or any Subsidiary to insure the properties or to pay the insurance premia or other sums referred to above, the Investor may (but shall not be obliged to) cause the properties to be insured or pay the insurance premia or other sums referred to above, as the case may be, and the Company shall promptly reimburse any expense incurred by the Investor in taking such action.

2.9

Intellectual Property Protection. The Company shall, and shall ensure that the Subsidiaries shall, take all steps promptly to protect their respective intellectual property rights, including without limitation registering all their respective trademarks, brand names and copyrights and wherever prudent applying for patents on their respective technology.

2.10

Ethical Business Practice. Neither the Company or any other Group Company nor any of their respective officers, directors, agents and employees shall make any offer of payment or give anything of value to a Government Official for the purpose of influencing an act or decision in his official capacity, or inducing such Government Official to do or omit to do any act in violation of his lawful duty or inducing such official to use his influence with a government or political party, to influence any act or decision of such government or political party, in order to assist the Company or any other Group Company in obtaining or retaining business for or with, or directing business to the Company or any other Group Company.

2.11

Investigation and Mitigation. The Company shall keep the Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any other Group Company, so that the Investor will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with the Investor, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by the Investor, making a public announcement of such matters).

SECTION 3

RIGHTS AND RESTRICTIONS IN RESPECT OF SHARE ISSUANCE AND TRANSFER

3.1

Transfer Restriction of Founder Parties. At any time prior to the fifth (5th) anniversary of the Closing Date, the Founder Parties shall not transfer, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on any Shares directly or indirectly owned by them or any right, title or interest therein or thereto (each, a “Transfer”), without the prior written consent of the Investor.

3.2

Exempted Transfer. Subject to the requirements of applicable laws, the Right of First Refusal and Right of Co-Sale under Section 3.3 and Section 3.4 and the transfer restriction under Section 3.1 shall not apply to Transfer of any Shares now or hereafter held by the Founder Parties to the applicable Founder Party’s parents, children, spouse, or to a trustee, executor, or other fiduciary for the benefit of such Founder Party or such Founder Party’s parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned Affiliates of such Founder Parties (each such transferee, a “Permitted Transferee”); provided, that (i) such Transfer is effected in compliance with all applicable laws, (ii) the applicable Founder Party has provided the Investor reasonable evidence of the bona fide estate planning purposes for such Transfer, and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a Deed of Adherence substantially in the form attached here as Exhibit B (“Deed of Adherence”) to assume the obligations of such Founder Parties under this Agreement, with respect to the transferred Shares; provided further, that the transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement.

3.3	Right of First Refusal.

(a)

Definition. The Investor shall have a right (the “Right of First Refusal”) to purchase all or any portion of the Shares that any other Shareholder (a “Transferor”) may propose to Transfer (the “Transfer Shares”) to any potential third party transferee (the “Potential Transferee”) as set forth in this Section 3.3.

(b)	Procedure.

(i)

Transfer Notice. The Transferor shall give the Investor a written notice (the “Transfer Notice”) describing (i) type and number of the Transfer Shares to be transferred, (ii) identity of the Potential Transferee, and (iii) price and other material terms upon which the Transferor proposes to Transfer such Transfer Shares. The Transfer Notice shall certify that the Transferor has received a definitive, bona fide offer from the Potential Transferee on the terms set forth in the Transfer Notice.

(ii)

Investor’s Exercise. The Investor shall have thirty (30) calendar days after the receipt of the Transfer Notice (the “Exercise Period”) to irrevocably elect to purchase all or a portion of the Transfer Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor in writing of the number of the Transfer Shares to be purchased.

(iii)

Closing. If the Investor elects to purchase the Transfer Shares, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Transferor and the Investor, provided that the scheduled time for closing shall not be later than thirty (30) calendar days following the expiration of the Exercise Period and the scheduled place shall be the business address of the Company absent such agreement on the place.

(c)

Permitted Transfer to the Potential Transferee. For a period of ninety (90) calendar days following the expiration of the Exercise Period, subject to the Investor’s Right of Co-Sale under Section 3.4, the Transferor may sell any remaining Transfer Shares with respect to which the Right of First Refusal was not exercised, to the Potential Transferee identified in the Transfer Notice and at the price and upon the terms specified in the Transfer Notice. In the event that the Transferor has not sold such Transfer Shares within such ninety (90) day period, the Transferor shall not thereafter sell any Shares, without first again complying with the terms of the Right of First Refusal and the Right of Co-Sale.

3.4	Right of Co-Sale.

(a)

Definition. In the event the Investor does not exercise its Right of First Refusal to purchase any of the Transfer Shares subject to Section 3.3 hereof, the Investor shall have the right (the “Right of Co-Sale”) to participate in the Transferor’s sale of Transfer Shares to the Potential Transferee as set forth in this Section 3.4.

(b)	Procedure.

(i)

Exercise. If the Investor does not elect to purchase any Transfer Shares pursuant to the Right of First Refusal, the Investor shall have thirty (30) calendar days after the receipt of the Transfer Notice to irrevocably elect to sell up to its pro rata share of the Transfer Shares, which shall be equal to that number of Transfer Shares equal to the product obtained by multiplying (x) the number of Transfer Shares by (y) a fraction, (i) the numerator of which shall be the number of the Shares held on the date of the Transfer Notice by the Investor and (ii) the denominator of which shall be the number of the Shares held on the date of the Transfer Notice by the Transferor and the Investor, at the same price and subject to the same material terms and conditions as described in the Transfer Notice by notifying the Transferor in writing of the number of Shares to be sold by the Investor (the “Co-Sale Shares”).

(ii)

Reduction of Shares Sold by the Transferor. To the extent that the Investor exercises its Right of Co-Sale, the number of Transfer Shares that the Transferor may sell in the proposed Transfer shall be correspondingly reduced by the aggregate number of the Co-Sale Shares.

(iii)

Closing. The sale of the Co-Sale Shares to the Potential Transferee by the Investor shall be consummated simultaneously with the sale by the Transferor. To the extent that any Potential Transferees refuses to purchase any Co-Sale Shares, the Transferor shall not sell to such Potential Transferee any Shares unless and until, simultaneously with such sale, the Transferor shall purchase from the Investor the Co-Sale Shares that the Investor would otherwise be entitled to sell to the Potential Transferee pursuant to its Right of Co-Sale.

3.5	Put Option and Drag-Along Rights.

(a)

Put Option. The Investor shall have an option (the “Put Option”) to Transfer all Shares held by the Investor to the Founder HoldCos at a total consideration (the “Put Price”) equal to the sum of (A) the higher of (i) the product of (1) the result of the Applicable Net Profit Amount for the immediately preceding complete financial year (the “Prior Year”) multiplied by 13.5, multiplied by (2) the Investor Percentage as of the date of the Put Notice, and (ii) the sum of (1) the total consideration paid by the Investor for all Shares held by the Investor, and (2) an amount that would yield a Total Internal Rate of Return of 25% to the Investor, and (B) the result of the Net Cash Amount of the Prior Year multiplied by the Investor Percentage as of the date of the Put Notice, to the extent that such Net Cash Amount has not been distributed to any Shareholder.

(b)

Exercise of Put Option. At any time after the third (3) anniversary date of the Closing Date, as long as no Qualified IPO has been consummated, at the election of the Investor, the Investor may either (i) exercise the Redemption Rights (as defined in the Articles) in accordance with the Articles, or (ii) exercise the Put Option in accordance with Section 3.5(a) by giving the Founder HoldCos a written notice (the “Put Notice”) describing (1) type and number of all Shares held by the Investor, and (2) the Put Price.

(c)

Closing of Put Option. Within thirty (30) calendar days after the Founder HoldCos receiving the Put Notice (the “Response Period”), the Founder Holdcos may send a written notice to the Investor to agree to (the “Option Acceptance Notice”) or reject to (the “Option Rejection Notice”) purchase all Shares held by the Investor at the Put Price (the “Put Transfer”). In the event that the Founder Holdcos attend the Option Acceptance Notice, within thirty (30) calendar days after the Investor receiving the Option Acceptance Notice, the Founder HoldCos shall, jointly and severally, pay the Put Price in full by wire transfer of immediately available funds in US$, and the Parties shall promptly take all necessary actions to complete the Put Transfer, cause their nominated Directors to unanimously vote in favor of such transaction, and use their best efforts to expedite completion of the formalities for the Put Transfer.

(d)

Drag-Along Sale. In the event that (i) the Founder HoldCos fail to pay the Put Price in full in accordance with Section 3.5(c), or (ii) the Founder HoldCos attend the Option Rejection Notice to reject the Put Notice , the Investor shall have the right, at any time after the earlier of sixty (60) days after the date of the Put Notice and the date receiving the Option Rejection Notice, to require each Founder HoldCo to sell all or a portion of its Shares to one or more bona fide third party purchasers on the same terms and conditions as those the Investor propose to sell all of its Shares, which shall be at arm’s length (a “Drag-Along Sale”).

(e)

Approval. In the event that the Investor exercises the right to require a Drag-Along Sale, the Investor shall send a written notice (the “Sale Notice”) to the Founder HoldCos with a copy to the Company, specifying the names of the purchasers, the consideration payable per Share and a summary of the material terms and conditions of such transaction. Upon receipt of the Sale Notice, each Founder HoldCo shall be obligated to sell all its Shares, free of any Encumbrance, in the transaction contemplated by the Sale Notice at the same terms and conditions at which the Investor proposes to sell all of its Shares (including payment of its pro rata share of all costs associated with such transaction). Each of the Shareholders (i) further agrees to take all actions (including executing documents) in connection with consummation of the proposed transaction as may reasonably be required of it by the Investor, and (ii) hereby appoints the Investor as its attorney-in-fact to do the same on its behalf, including replacing directors of the Group Companies who do not act in favor of such transaction with new nominees of the Investor.

3.6	Preemptive Rights.

(a)

Definition. The Investor shall have a right (the “Preemptive Right”) to purchase all or a certain portion of the New Shares (the “Issuance Shares”) that the Company may, from time to time after the Closing, propose to issue to any potential purchaser (the “Potential Subscriber”) as set forth in this Section 3.6.

(b)	Procedure.

(i)

Issuance Notice. If the Company proposes to issue any New Shares, it shall give the Investor written notice (an “Issuance Notice”) of such intention, describing the (i) type and number of the New Shares to be issued, (ii) identity of the Potential Subscriber, and (iii) price and other material terms upon which the Company proposes to issue such Issuance Shares.

(ii)

Exercise. The Investor shall have fifteen (15) Business Days after the receipt of the Issuance Notice to irrevocably elect to purchase all or portion of the Issuance Shares on the same price as indicated on the Issuance Notice by notifying the Company in writing of the number of Issuance Shares to be purchased.

(iii)

Closing. If the Investor elects to purchase Issuance Shares, then payment for the Issuance Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Issuance Shares to be purchased, at a place and time agreed to by the Company and the Investor; provided that the scheduled time for closing shall not be later than thirty (30) calendar days following the expiration of the last period during which the Investor may elect to purchase any Issuance Share.

(c)

Permitted Issuance to the Potential Subscriber. For a period of ninety (90) calendar days following the expiration of the last period during which the Investor may elect to purchase any Issuance Share, the Company may issue any Issuance Shares with respect to which the Investor’s Preemptive Rights were not exercised, to the Potential Subscriber identified in the Issuance Notice and at a price and upon terms not more favorable than specified in the Issuance Notice. In the event the Company has not issued such Issuance Shares within such ninety (90) day period, the Company shall not thereafter issue any New Shares, without first again complying with the terms of the Preemptive Right.

3.7	General.

(a)

Valuation of Non-Cash Consideration. In the event that the Parties cannot agree on the value of the consideration payable in property other than cash, then the value of such property shall be established by an internationally reputable appraiser jointly selected by, (i) in the case of the Preemptive Right, the Company and the Investor; and (ii) in the case of the Right of First Refusal, the Transferor and the Investor. If such valuation is not completed before the deadline for closing of the issuance of the Issuance Shares to the Investor or the sale of the Transfer Shares to the Investor, then such deadline shall be extended to the date that is ten (10) calendar days after such valuation is completed.

(b)

Apportion. The Investor may apportion Issuance Shares that it is entitled to purchase pursuant to its Preemptive Right among its Affiliates; provided that the Investor notifies the Company in writing. The Investor may apportion Transfer Shares that it is entitled to purchase pursuant to its Right of First Refusal among its Affiliates; provided that the Investor notifies the Transferor and the Company in writing.

(c)

Effect on Subsequent Transaction. The exercise, non-exercise or waiver of any Preemptive Right, Right of First Refusal or Right of Co-Sale in respect of a particularly issuance or Transfer of Shares shall not adversely affect such right in respect of any subsequent issuance or Transfer of Shares.

3.8	Waiver. In respect of any particular proposed issuance or Transfer of Shares, the applicable Preemptive Right, Right of First Refusal or Right of Co-Sale may be waived as follows:

(a)	for a right held by the Investor, by written consent signed by the Investor; and

(b)	for a right held by the Founder Parties, by written consent signed by either Founder HoldCo.

3.9

Avoidance of Restrictions. In the case that any Share is held by its ultimate beneficial owner through one or more level of holding companies, any Transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Share shall be deemed as an indirect Transfer of such Shares. The Parties agree that the restrictions on the Transfer of the Shares contained in this Agreement shall apply to such indirect Transfer and shall not be circumvented by means any indirect Transfer of the Shares.

3.10

New Shareholders. Unless otherwise approved by the Board (including the affirmative vote of the Investor Directors), any new shareholder of the Company who is not already a party to this Agreement shall, not later than the time that it becomes a shareholder of the Company, agree in writing by signing a Deed of Adherence that it adheres to, and be bound by, the terms of this Agreement as a Party to this Agreement.

3.11

Transfers in Compliance with Law. Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this Section 3 unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to the Deed of Adherence, (b) the Transfer complies in all respects with the other applicable provisions of this Agreement and (c) the Transfer complies in all respects with applicable securities laws. If requested by the Company in its reasonable discretion, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such Transfer complies with applicable securities laws.

3.12

Prohibited Issuance or Transfer Void. Any issuance or Transfer of Shares not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

3.13	Buy-sell Mechanism.

(a)	Occurrence of Deadlock. A deadlock (the “Deadlock”) shall be deemed to have occurred for the purpose of this Agreement if, at any time after the third (3rd) anniversary date of the Closing Date:

(i)	the Board fails to pass a resolution with respect to any of the matters set forth in Section 2.2(d) having considered such matter(s) at not less than two (2) duly convened Board meetings;

(ii)	the Shareholders fail to pass a resolution with respect to any of the matters set forth in Exhibit A having considered such matter(s) at not less than two (2) duly convened Shareholders meetings; or

(iii)

a quorum is not present at not less than two (2) consecutive Board meetings or Shareholders meetings called in accordance with the Articles to discuss any of the matters set forth in Section 2.2(d) or Exhibit A.

the Chairman or any director shall notify the Shareholders in writing within seven (7) days of the deemed occurrence of the Deadlock and its circumstances.

(b)	Resolution of Deadlock.

(i)

Good Faith Discussions among Senior Executives of the Parties. If any Deadlock occurs, each Shareholder shall first delegate two (2) senior executives to participate in good faith discussions to resolve the Deadlock. The Shareholders agree that such good-faith discussions shall be held at least three (3) times within 6 months after the service of the notice (the “Discussion Period”). If the Deadlock is still not resolved after the three (3) rounds of good faith discussions, all Shareholders hereby agree that, the Deadlock shall be resolved pursuant to the procedures set forth in Section 3.13(c).

(ii)	Resolution.

If the Deadlock is still not resolved after the three (3) good faith discussions, all Shareholders hereby agree that:

(1)	If the Deadlock does not affect any of the Group Companies’ continuous operations, then the Group shall continue to operate;

(2)

If the Deadlock materially impacts any of the Group Companies’ continuous operations, then any Shareholder shall have the right to carry out the Buy-Out as set forth in Section 3.13(c) and terminate this Agreement in accordance with Section 7;

(3)

If the Parties believe that the Deadlock can only be properly resolved by arbitration, then upon all Parties’ agreement, the Deadlock shall be referred to arbitration in accordance with the provision of Section 8.1 to Section 8.5.

The provisions above shall be without prejudice to a Party’s right to refer a dispute on a matter which was not subject to the Board’s discretionary decision to arbitration in accordance with the provisions of Section 8.1 to Section 8.5 hereof.

All Parties shall continue to perform their obligations under this Agreement during the period of the Deadlock.

(c)	Buy-Out.

(i)

Buy-out Notice. Without limiting any other rights that the Investor may have hereunder, in the event that the Deadlock cannot be resolved as set forth in Section 3.13(b)(i), then any Shareholder (the “Offering Shareholder”), or an Affiliate or a third party designated by the Offering Shareholder, shall have the option to purchase (directly or indirectly through a nominated third party) all Shares held by the other Shareholders (the “Receiving Shareholders”) at a valuation (the “Exit Price”) unilaterally proposed by the Offering Shareholder (the “Buy-Out”). Such option may be exercised by the Offering Shareholder in writing to the Receiving Shareholders within ten (10) days after the expiration of the Discussion Period (the “Buy-Out Notice”). The Buy-Out Notice shall describe (1) type and number of all Shares held by the Offering Shareholder, and (2) the Exit Price.

(ii)

Closing. Within twenty (20) days of service of the Buy-Out Notice, any Receiving Shareholder may send a written notice to the Investor to accept (the “Buy-Out Acceptance Notice”) or reject (the “Buy-Out Rejection Notice”) the sale of all of its Shares (the “Deadlock Shares”) at the Exit Price. In the event that the Receiving Shareholder(s) attend the Buy-Out Acceptance Notice, within thirty (30) days after the Offering Shareholder receiving the Buy-Out Acceptance Notice, the relevant Receiving Shareholder shall pay the Exit Price in full by wire transfer in immediately available funds of the appropriate currency, against delivery of such Deadlock Shares, at a place and time agreed by the Offering Shareholder and the Receiving Shareholder(s). The Offering Shareholder and the relevant Receiving Shareholder(s) shall promptly take all necessary actions to complete the sale and purchase of the Deadlock Shares and shall cause their nominated Directors to unanimously vote in favor of such transaction and shall use their best efforts to expedite completion of the formalities for the transfer of the Deadlock Shares.

(iii)

Mandatory Purchase. In the event that the relevant Receiving Shareholder fails to pay the Exit Price in full in accordance with Section 3.13(c)(i), or the relevant Receiving Shareholder attends the Buy-Out Rejection Notice pursuant to Section 3.13(c)(ii) to reject the Buy-Out Notice, the relevant Receiving Shareholder shall purchase all Shares held by the Offering Shareholder at a price calculated according to the following formula (the “Purchase Price”):

Purchase Price=	Exit Price	*	Total Number of Shares Held by the Offering Shareholder
Total Number of Shares Held by the Relevant Receiving Shareholder

(iv)

Obligations. In the event that any Shareholder exercises the buy-out rights pursuant to this Section 3.13(c), the other Shareholders shall take any and all actions (including but not limited signing all documents) that are necessary or appropriate in order to effect the transfer of the Shares in accordance with the provisions set out therein.

SECTION 4

FOUNDER’S UNDERTAKING

4.1	Definitions. In this Section 4:

(a)	“competing business” means any business carried on in whole or in part in the PRC which competes with any business carried on at Closing by the Company or any of the Subsidiaries;

(b)	“restricted goods or services” means goods or services of the same type as or similar to any goods or services supplied by the Company or any of the Subsidiaries at Closing;

(c)	“Restricted Parties” means the Founders, the Founder HoldCos and their Affiliates;

(d)

for this purpose, references to acting directly or indirectly include (without prejudice to the generality of that expression or any definition thereof) references to acting alone or jointly with or by means of or for or on behalf of any other Person.

4.2	Covenants. Each of the Restricted Parties covenants with the Investor that:

(a)	until the Exit Date, it shall not directly or indirectly carry on or be engaged or interested in a competing business;

(b)	until the Exit Date, it shall not directly or indirectly:-

(i)

solicit, canvass or approach or endeavour to solicit, canvass or approach on behalf of a competing business any Person for the purpose of offering to that Person restricted goods or services or supply on behalf of a competing business restricted goods or services to any Person, if (in both cases) that Person was:-

(1)	to his/her knowledge, provided with goods or services by the Company or any of the Subsidiaries at any time during the two (2) years before Closing up to and including the Exit Date; or

(2)	to his/her knowledge, negotiating with the Company or any of the Subsidiaries for the supply of goods or services at any time during the two (2) years before Closing up to and including the Exit Date;

(ii)

solicit or entice away or endeavour to solicit or entice away from the Company or any of the Subsidiaries on behalf of a competing business any Person employed by the Company or any of the Subsidiaries in a managerial, executive, technical, or sales capacity at Closing with a view to inducing that Person to leave such employment and to act for another employer in the same or a similar capacity in relation to the same field of work;

(c)

he/she shall not at any time disclose or use, for its own benefit or that of any other Person (other than for the proper performance of its duties to the Company or to any of the Subsidiaries) any confidential information which it possesses concerning the business or affairs of the Company or any of the Subsidiaries or any Person having dealings with the Company or any of the Subsidiaries.

4.3

Special Covenants of Mr. Zhang. Without prejudice to Section 4.2, Mr. Zhang further covenants with the Investor that without prior written consent of the Investor, until the earliest of (i) the Exit Date, (ii) the completion date of an IPO, and (iii) the date on which Mr. Zhang ceases to be the Chief Executive Officer of the Group, he shall not directly or indirectly carry on or be engaged or interested in any business other than the business operated by the Group Companies, or the business disclosed in Schedule 12 of the Disclosure Letter.

4.4

Separate and Severable. Each of the restrictions set out in (a) to (c) of Section 4.2 and Section 4.3 are separate and severable and if any such restriction is determined by a court to be unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case a of restriction unenforceable in part) the remainder of that restriction.

4.5

Further Agreement. The restrictions entered into by the Restricted Parties in Section 4.2 and Section 4.3 are given to the Investor for itself and as trustee for the Company and each of the Subsidiaries and each of the Restricted Parties agrees that it will at the request and cost of the Investor enter into a further agreement with the Company and each of the Subsidiaries whereby it will accept restrictions corresponding to the restrictions in this Agreement (or such of them as the Investor in its absolute discretion shall deem appropriate). The Investor declares that insofar as these restrictions relate to the Company and the Subsidiaries it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Investor shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

SECTION 5

ADDITIONAL AGREEMENTS

5.1

Tax Matters. The Group Companies shall use commercially reasonable effort to comply in all material respects with the applicable tax laws and comply in all material respects with all record-keeping, reporting, and other requirements necessary for the Investor’s compliance with any applicable tax laws. The Group Companies shall use their respective commercially reasonable efforts to avoid adverse tax status (such as “PRC resident enterprise” for any Group Company organized outside the PRC under the PRC tax law). The Company shall also provide the Investor with any information reasonably requested by the Investor to enable the Investor to comply with any applicable foreign tax laws and to make the appropriate tax determination or election.

5.2

Memorandum and Articles. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Articles, the terms of this Agreement shall prevail in all respects as between all the Parties (other than the Company), the Parties (other than the Company) shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Articles, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to the Articles to resolve such conflict or inconsistency) to make the provisions of this Agreement effective.

5.3

Most Favorable Nation Treatment. The Covenantors jointly and severally undertake to the Investor that in the event any Group Company grants, issues, or provides any other Person (each, a “Relevant Person”) any right, privilege or protection more favorable than those granted to the Investor, the Investor shall have the right to require, and the Covenantors shall procure, that such Group Company concurrently grants, issues, or provides the same rights, privileges or protections to the Investor senior to or at least pari passu with such Relevant Person.

5.4

Corporate Opportunities. It is acknowledged and agreed by each of the Group Companies (for itself and on behalf of its Subsidiaries and Affiliates) that, notwithstanding the appointment of the Investor Directors, subject to all applicable laws and securities regulations, the Investor and its Affiliates (including investment funds, Persons or accounts under its management) shall forever be entitled to, directly or indirectly:

(a)	acquire, Transfer, enter into any derivative or similar transaction, or otherwise enter into a contract in respect of the Equity Securities of the Group Companies or any other Person;

(b)

enter into any agreement, arrangement or understanding with, or otherwise acquire, hold or dispose of Equity Securities in, any business which is of the same or similar type to all, or any part of, the business carried on by the Group Companies from time to time; and/or

(c)

refer a business or investment opportunity of any nature (the “Corporate Opportunity”) to any Person whatsoever (whether or not having any affiliation to the Group Company), except for a Corporate Opportunity that is expressly directed to either Investor Director in his/her capacity as a Director of the Company (the “Company Opportunity”). Provided that a Company Opportunity is referred to the Company on a first refusal basis, the Company acknowledges and agrees that either Investor Director shall not be in breach of any fiduciary duty or duty of confidentiality for referring a Corporate Opportunity to any Person. Any Company Opportunity not pursued by the Company may be referred to any other Person by the Investor and the Investor Directors.

SECTION 6

CONFIDENTIALITY

6.1

Each Party undertakes that it shall not, and shall procure that its respective officers, employees, agents, consultants, professional advisors and Affiliates and the respective officers, employees and agents of each such Affiliate will not, at any time hereafter, for whatever reason:

(a)

except in the proper performance of this Agreement, use or divulge to any Person, or publish or disclose or permit to be published or disclosed, any secret, confidential or proprietary information relating to the Company or any Subsidiary; or

(b)

except as specifically permitted herein, retain, duplicate or remove from the premises of the Company or any Subsidiary information relating to the Company or any Subsidiary in whatever form (whether written, recorded in some other form or oral).

6.2	The restrictions and obligations of Section 6.1 shall not apply to:

(a)

the disclosure of information that the disclosing Party can reasonably demonstrate was in the public domain through no fault of its own and other than by reason of any breach by any Person of a legally binding obligation of confidentiality with respect to the relevant information;

(b)

the disclosure of the information where the disclosure is made by the Investor to any of its Affiliates, current or bona fide prospective investor or limited partners of the Investor or any of its Affiliates, or any Person otherwise providing substantial debt or equity financing to such parties so long as such Person is subject to obligations of confidentiality substantially similar to those contained in this Section 6;

(c)

the disclosure of information where the disclosure is required by law, pursuant to a court order, by any recognised securities exchange on which the securities of the disclosing Party are listed or by any governmental or other regulatory body; provided, that the disclosing Party concerned shall, to the extent practicable, provide in advance a draft of any such required disclosure to the non-disclosing Parties and incorporate any modifications reasonably requested by each non-disclosing Party; or

(d)

the disclosure of information in confidence to any professional adviser to any of the Parties for the purpose of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of any other Party hereunder, if the recipient has entered into, or is otherwise subject to, obligations of confidentiality substantially similar to those contained in this Section 6.

6.3	For the purpose of this Section 6, “information” includes the following:

(a)

information concerning the affairs or property of the Company, or any Subsidiary or any Affiliate thereof or any business, property or transaction in which the Company, any Subsidiary or any Affiliate thereof may be or may have been concerned or interested;

(b)	information as to the existence or terms of this Agreement; or

(c)	information relating to the business methods of the Company, any Subsidiary or any Affiliate thereof.

6.4

No Party shall make, and each Party shall procure that its respective officers, employees, agents and Affiliates and the respective officers, employees or agents of each such Affiliate, will not make, any public announcement or comment regarding this Agreement and the other Transaction Documents or otherwise the transactions contemplated hereby without first consulting with and obtaining the written consent of each other Party, except to the extent that such announcement or comment is required by law, pursuant to a court order, by any recognised securities exchange on which securities of such Party are listed or by any governmental or regulatory body; provided, that the Party concerned shall, to the extent practicable, provide in advance a draft of any such required announcement or comment to the other Parties and incorporate any modifications reasonably requested by any of them.

SECTION 7

TERMINATION

This Agreement and all rights and covenants contained herein shall terminate upon the earlier to occur of (a) a Qualified IPO, (b) the date on which the Company goes into liquidation or dissolution or a winding up order in respect of the Company is issued, and (c) mutual consent of the Parties hereto. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Section 6 and Section 8). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

SECTION 8

MISCELLANEOUS

8.1	Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

8.2

Submission to Jurisdiction. If the Parties are unable to settle any dispute arising out of or in connection with this Agreement through negotiations within thirty (30) calendar days of initial notification of such dispute, such dispute shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. Such arbitration shall be conducted in the English language. There shall be three (3) arbitrators. Unless otherwise expressly stated herein, the arbitration shall be conducted in accordance with the HKIAC’s arbitration rules as in effect at the time of submission to arbitration.

8.3

Obligations of the Parties. Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

8.4	Cost of Arbitration. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

8.5	Award of Arbitration. The award rendered by the arbitration tribunal shall be final and binding upon the applicable Parties.

8.6

Waiver of Immunity. To the extent that any Party has or may hereafter acquire immunity from jurisdiction of any court or from legal process with respect to itself or its property, on the grounds of sovereign immunity or otherwise, such Party hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement.

8.7	Notices.

(a)

Notice Addresses and Method of Delivery. All notices, requests, demands, consents and other communications (“Notices”) required to be given by any Party to any other Party shall be in writing and delivered by hand delivery or courier; or prepaid registered letter sent by first class mail (airmail if to an address in a country other than the country in which the sender is situated), return receipt request to the applicable Party at the address or facsimile number stated below:

(i)	If to the Group Companies: First High-School Education Group Co., Ltd.

No.1, Tiyuan Road, Xishan District,

Kunming, Yunnan

China

Attention:                         ZHANG SHAOWEI

(ii)	If to the Investor: Schiphol Boulevard 335,

 H Tower, Floor 4,

 1118 BJ Schiphol, the Netherlands

Attention:                         P. Veldman

(iii)	If to the Founder Parties: [***]

Attention:                         ZHANG SHAOWEI

or, as to each Party, at such other address or number as shall be designated by such Party in a notice to the other Parties containing the new information in the same format as the information set out above and complying as to delivery with the terms of this Section 8.7.

(b)	Time of Delivery. Any Notice delivered:

(i)	by hand delivery or courier shall be deemed to have been delivered on the date of actual delivery;

(ii)	by prepaid registered letter shall be deemed to have been delivered four (4) Business Days after the date of posting; and

(iii)

by facsimile shall be deemed to have been delivered on the day the transmission is sent (as long as the sender has a confirmation report specifying a facsimile, a facsimile number of the recipient, the number of pages sent and the date of the transmission).

(c)	Proof of Delivery. In proving delivery of any Notice it shall be sufficient:

(i)	in the case of delivery by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(ii)	in the case of delivery by prepaid registered letter, to prove that the Notice was properly addressed and posted; and

(iii)	in the case of delivery by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine to the facsimile number of the recipient, on the date specified.

8.8

Assignment. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the Parties. No Party may assign its rights or obligations under this Agreement without the prior written consent of each other Party, and any purported assignment without such consent shall be void and without effect.

8.9

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or enforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid and unenforceable provision or by its severance herefrom, it being intended that the rights of the Parties hereunder shall be enforceable to the fullest extent permitted by law.

8.10	Amendments. This Agreement may be amended, modified or supplemented only by a written instrument or instruments executed by each of the Parties.

8.11

Waivers. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party or any breach by any other Party of any provision hereof shall be deemed to be a waiver of a subsequent breach of that or any other provision hereof.

8.12

Indemnification. The Company shall indemnify each Shareholder and its directors, officers and agents and each Director (collectively, the “Indemnified Persons”) against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding (collectively, “Losses”) that any Indemnified Person may at any time become subject to or liable for in connection with claims by third parties by reason of the status of such Shareholder as shareholder of the Company or of such Director as a director of the Company, as the case may be, other than Losses arising from the gross negligence or willful misconduct of such Indemnified Person. The provisions of this Section 8.12 survive the termination of this Agreement.

8.13

Several and Joint Liabilities. Any liability or obligation of a Covenantor under this Agreement shall be undertaken by the Covenantors jointly and severally. The Investor shall have the right to require any Covenantor to assume all liabilities or obligations of the other Covenantors under this Agreement.

8.14

Privity of Contract. Nothing in this Agreement, whether express or implied, is intended to or shall be construed so as to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

8.15

Provisions Modifiable. If any restriction on any Party hereunder shall be adjudged to be void or unenforceable because it exceeds what is reasonable in all the circumstances for the protection of the interests of the Parties or any of them but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.16	Remedies

(a)

The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a breach of this Agreement. Each Party shall have the right to an injunction or other equitable relief enjoining any breach of this Agreement and enforcing specifically the terms and provisions hereof, and each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude a Party from pursuing any other rights or remedies that it may have at law or in equity.

(b)	The rights of each Party under this Agreement are cumulative and in addition to all other rights or remedies that any Party may otherwise have at law or in equity.

8.17	Continuing Agreement. So far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Closing.

8.18	Joint and Several Liability. Where in this Agreement any liability is undertaken by two or more Persons, the liability of each of them shall be joint and several.

8.19	Language. All correspondence, notices, communications and proceedings relating to this Agreement shall be in English.

8.20

No Partnership, etc. Except as expressly provided herein, nothing in this Agreement shall constitute or be deemed to constitute a relationship of employer and employee, principal and agent or partnership between the Parties (or any thereof), and no Party shall have any authority to bind or commit any other Party.

8.21

Entire Agreement. This Agreement represents the entire understanding and constitutes the whole agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the Parties relating to such subject matter. Each Party acknowledges and agrees that it is not relying on any statements, undertakings, warranties or representations given or made by any other Party relating to the subject matter hereof, except for those statements, undertakings, warranties or representations expressly set out in this Agreement.

8.22

Counterparts. This Agreement (or any agreement that amends, modifies or supplements this Agreement) may be executed in any number of counterparts and by Parties in separate counterparts, including counterparts transmitted by telecopier or facsimile, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Except as otherwise specified, this Agreement shall become legally binding at the time of execution of the last such counterpart and shall have effect from the date first above written.

8.23

Further Assurances. Each Party shall execute all such documents and do all such other things within its power (including exercising all voting and other rights available to such Party in respect of the Company) as may be required to give full effect to the terms of this Agreement or to vest in any other Party its full rights and entitlements hereunder.

8.24

Personal Obligations. The Parties hereto confirm that any confirmation, warranty, representation or certificate given hereunder by a Party that is a corporate entity constitutes the obligation of such Party and not the personal obligation of the individual signing the same, and that the signatory shall not incur any personal obligation or liability by reason of or in respect of the same except to the extent that such individual is aware that such confirmation, warranty, representation or certificate is incorrect when signing the same.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

FIRST HIGH-SCHOOL EDUCATION GROUP CO., LTD.

By:	/s/ ZHANG Shaowei
Name: ZHANG Shaowei
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

FIRST HIGH-SCHOOL EDUCATION GROUP (BVI) LIMITED

By:	/s/ ZHANG Shaowei
Name: ZHANG Shaowei
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

FIRST HIGH-SCHOOL GROUP HONG KONG LIMITED

By:	/s/ ZHANG Shaowei
Name: ZHANG Shaowei
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

YUNNAN CENTURY LONG-SPRING TECHNOLOGY CO., LTD.

By:	/s/ ZHANG Shaowei
Name: ZHANG Shaowei
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

Long-Spring Education Holding Group Limited	Shanxi Long-Spring Enterprise Management Co., Ltd.

/s/ (Seal) Long-Spring Education Holding Group Limited Affixed	/s/ (Seal) Shanxi Long-Spring Enterprise Management Co., Ltd. Affixed

Xinping Hengshi High School Co., Ltd.	Kunming Guandu Hengshizhong Education Training School Co., Ltd.

/s/ (Seal) Xinping Hengshi High School Co., Ltd. Affixed	/s/ (Seal) Kunming Guandu Hengshizhong Education Training School Co., Ltd. Affixed

Beijing Hengzhong Education Consulting Co., Ltd.	Yunnan Long-Spring Logistics Service Co., Ltd.

/s/ (Seal) Beijing Hengzhong Education Consulting Co., Ltd. Affixed	/s/ (Seal) Yunnan Long-Spring Logistics Service Co., Ltd. Affixed

Beijing Hengyue Education Technology Co., Ltd.	Beijing Long-Spring Education Technology Co., Ltd.

/s/ (Seal) Beijing Hengyue Education Technology Co., Ltd. Affixed	/s/ (Seal) Beijing Long-Spring Education Technology Co., Ltd. Affixed

Ordos Hengyue Education Technology Co., Ltd.	Datong Hengshi Gaokao Tutorial School

/s/ (Seal) Ordos Hengyue Education Technology Co., Ltd. Affixed	/s/ (Seal) Datong Hengshi Gaokao Tutorial School Affixed

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

Ordos Hengshui Experimental High School	Resort District Hengshui Experimental Secondary School

/s/ (Seal) Ordos Hengshui Experimental High School Affixed	/s/ (Seal) Resort District Hengshui Experimental Secondary School Affixed

Yunnan Hengshui Chenggong Experimental Secondary School	Yunnan Hengshui Yiliang Experimental Secondary School

/s/ (Seal) Yunnan Hengshui Chenggong Experimental Secondary School Affixed	/s/ (Seal) Yunnan Hengshui Yiliang Experimental Secondary School Affixed

Qujing Hengshui Experimental Secondary School	Yunnan Yuxi Hengshui Experimental High School

/s/ (Seal) Qujing Hengshui Experimental Secondary School Affixed	/s/ (Seal) Yunnan Yuxi Hengshui Experimental High School Affixed

Yunnan Hengshui Experimental Secondary School—Xishan School	Yunnan Zhongchuang Education Tutorial School

/s/ (Seal) Yunnan Hengshui Experimental Secondary School—Xishan School Affixed	/s/ (Seal) Yunnan Zhongchuang Education Tutorial School Affixed

Yunnan Long-Spring Foreign Language Secondary School Dianchi Resort District School	Xinping Hengshui Experimental Middle School

/s/ (Seal) Yunnan Long-Spring Foreign Language Secondary School Dianchi Resort District School Affixed	/s/ (Seal) Xinping Hengshui Experimental Middle School Affixed

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

Xishuangbanna Hengshi High School Co., Ltd.	Guizhou Long-Spring Century Technology Co., Ltd.

/s/ (Seal) Xishuangbanna Hengshi High School Co., Ltd. Affixed	/s/ (Seal) Guizhou Long-Spring Century Technology Co., Ltd. Affixed

Guizhou Hengshizhong Technology Co., Ltd.	Yunnan Bainian Long-Spring Technology Co., Ltd.

/s/ (Seal) Guizhou Hengshizhong Technology Co., Ltd. Affixed	/s/ (Seal) Yunnan Bainian Long-Spring Technology Co., Ltd. Affixed

Zhenxiong Bainian Long-Spring Technology Co., Ltd.	Yunnan Hengshui Qiubei Experimental High School

/s/ (Seal) Zhenxiong Bainian Long-Spring Technology Co., Ltd. Affixed	/s/ (Seal) Yunnan Hengshui Qiubei Experimental High School Affixed

Yunnan Hengshui Wenshan Experimental High School	Mengla Hengshui Experimental High School

/s/ (Seal) Yunnan Hengshui Wenshan Experimental High School Affixed	/s/ (Seal) Mengla Hengshui Experimental High School Affixed

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

LONGWATER TOPCO B.V.

By:	/s/ M.L. van Dam
Name: M.L. van Dam
Title: Director

By:	/s/ L.A.L. Larsson
Name: L.A.L. Larsson
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

VISIONSKY GROUP LIMITED

By:	/s/ ZHANG Shaowei
Name: ZHANG Shaowei
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

BRIGHTENWIT GROUP LIMITED

By:	/s/ WU Yu
Name: WU Yu
Title: Director

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

ZHANG SHAOWEI (张韶维)

By:	/s/ ZHANG Shaowei

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

WU YU (吴育)

By:	/s/ WU Yu

SCHEDULE 1

PRC COMPANIES

(1)	Long-Spring Education Holding Group Limited (长水教育控股集团有限公司), a limited liability company organized and existing under the laws of the PRC (the “Domestic Company”).

(2)	Shanxi Long-Spring Enterprise Management Co., Ltd. (山西长水企业管理有限公司), a limited liability company organized and existing under the laws of the PRC (the “Shanxi Long-Spring”).

(3)	Xinping Hengshi High School Co., Ltd. (新平衡实中学有限公司), a limited liability company organized and existing under the laws of the PRC (the “Xinping Hengshui Experimental High School”).

(4)	Kunming Guandu Hengshizhong Education Training School Co., Ltd. (昆明市官渡区衡实中教育培训学校有限公司), a limited liability company organized and existing under the laws of the PRC (the “Hengshizhong”).

(5)	Beijing Hengzhong Education Consulting Co., Ltd. (北京衡中教育咨询有限公司), a limited liability company organized and existing under the laws of the PRC (the “Beijing Hengzhong”).

(6)	Yunnan Long-Spring Logistics Service Co., Ltd. (云南长水后勤服务有限公司), a limited liability company organized and existing under the laws of the PRC (the “Long-Spring Logistics”).

(7)	Beijing Hengyue Education Technology Co., Ltd. (北京衡越教育科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Beijing Hengyue”).

(8)	Beijing Long-Spring Education Technology Co., Ltd. (北京长水教育科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Beijing Long-Spring”).

(9)	Ordos Hengyue Education Technology Co., Ltd. (鄂尔多斯市衡越教育科技有限公司), a limited liability company organized and existing under the laws of the PRC (the “Ordos Hengyue Education Technology”).

(10)	Datong Hengshi Gaokao Tutorial School (大同衡实高考补习学校), a school organized and existing under the laws of the PRC (“Datong School”).

(11)	Ordos Hengshui Experimental High School (鄂尔多斯衡水实验中学), a school organized and existing under the laws of the PRC (“Ordos School”).

(12)	Resort District Hengshui Experimental Secondary School (度假区衡水实验中学), a school organized and existing under the laws of the PRC (“Resort School”).

(13)	Yunnan Hengshui Chenggong Experimental Secondary School (云南衡水呈贡实验中学), a school organized and existing under the laws of the PRC (“Chenggong School”).

(14)	Yunnan Hengshui Yiliang Experimental Secondary School (云南衡水宜良实验中学), a school organized and existing under the laws of the PRC (“Yiliang School”).

(15)	Qujing Hengshui Experimental Secondary School (曲靖衡水实验中学), a school organized and existing under the laws of the PRC (“Qujing School”).

(16)	Yunnan Yuxi Hengshui Experimental High School (云南玉溪衡水实验中学), a school organized and existing under the laws of the PRC (“Yuxi School”).

(17)	Yunnan Hengshui Experimental Secondary School—Xishan School (云南衡水实验中学西山学校), a school organized and existing under the laws of the PRC (“Xishan School”);

(18)	Yunnan Zhongchuang Education Tutorial School (云南中创教育培训学院), a school organized and existing under the laws of the PRC (“Zhongchuang School”).

(19)

Yunnan Long-Spring Foreign Language Secondary School Dianchi Resort District School (云南长水外国语中学滇池度假区学校), a school organized and existing under the laws of the PRC (“Yunnan Long-Spring International Academy”).

(20)	Xinping Hengshui Experimental Middle School (新平衡水实验中学), a school organized and existing under the laws of the PRC (“Xinping Hengshui Experimental Middle School”).

(21)	Xishuangbanna Hengshi High School Co., Ltd. (西双版纳衡实高级中学有限公司), a limited liability company organized and existing under the laws of the PRC (“Xishuangbanna Hengshi”).

(22)	Guizhou Long-Spring Century Technology Co., Ltd. (贵州世纪长水科技有限公司), a limited liability company organized and existing under the laws of the PRC (“Guizhou Long-Spring”).

(23)	Guizhou Hengshizhong Technology Co., Ltd. (贵州衡实中科技有限公司), a limited liability company organized and existing under the laws of the PRC (“Guizhou Hengshizhong”).

(24)	Yunnan Bainian Long-Spring Technology Co., Ltd. (百年长水教育科技（云南）有限公司), a limited liability company organized and existing under the laws of the PRC (“Yunnan Bainian”).

(25)	Zhenxiong Bainian Long-Spring Technology Co., Ltd. (百年长水教育科技（镇雄）有限公司), a limited liability company organized and existing under the laws of the PRC (“Zhenxiong Bainian”).

(26)	Yunnan Hengshui Qiubei Experimental High School (云南衡水丘北实验中学), a school organized and existing under the laws of the PRC (“Qiubei School”).

(27)	Yunnan Hengshui Wenshan Experimental High School (云南衡水实验中学文山校区), a school organized and existing under the laws of the PRC (“Wenshan School”).

(28)	Mengla Hengshui Experimental High School (勐腊衡水实验中学), a school organized and existing under the laws of the PRC (“Mengla School”).

EXHIBIT A

PROTECTIVE PROVISIONS

(a).

Any acquisition, merger, consolidation or other form of restructuring involving any Group Company; sale of all or substantially all of the assets of the Group; change of control of any Group Company; establishment by any Group Company of any Subsidiary, partnership or joint venture; liquidation, dissolution or winding-up of any Group Company; or any actions that may result in any of the foregoing;

(b).

Sale, transfer or other disposal of any material assets, any trademarks, copyrights, domain names or any other intellectual properties of any Group Company (including without limitation, the exclusive licensing of any intellectual property);

(c).	Any investment in any Person other than a Group Company or acceptance of any investment from any investor other than the Investor or its Affiliates;

(d).

Redemption or repurchase of any Equity Securities or any other form of capital reduction of any Group Company or issuance of any Equity Securities or any other form of capital increase of any Group Company;

(e).	Amendment of the Memorandum and Articles of Association or the constitutional documents of any other Group Company;

(f).	Any material change or amendment in the annual business plan, annual budget or business scope of any Group Company;

(g).	Incurrence of indebtedness and/or guaranty outside the ordinary course of business of any Group Company;

(h).	Incurrence of any material capital expenditure of any Group Company;

(i).	Appointment or removal of the Company’s auditor or material change in any Group Company’s accounting policies;

(j).

Appointment or removal of any director or senior executives who hold officer positions of President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer or Vice President, General Manager of any Group Company, or determination of the compensation (including without limitation cash and stock option compensation) of (i) any senior executives (including without limitation the foregoing senior executives) or (ii) any director or any member of a committee of the Board;

(k).	An IPO or any other initial public offering involving any Group Company on any stock exchange;

(l).

Issuance of any equity or debt securities (except issuance of shares in accordance with the ESOP or issuance of shares as a result of share swaps or share exchanges that are part of the Group Company internal restructuring); and

(m).	Any change of the corporate structure of the Group.

EXHIBIT B

DEED OF ADHERENCE

DEED OF ADHERENCE made on the [                    ] day of, [                    ]

BETWEEN:

(1)	First High-School Education Group Co., Ltd., a company incorporated in the Cayman Islands (the “Company”); and

(2)	[Name of New Shareholder] (the “New Shareholder”).

RECITALS:

(A)	On [ ], the Company and its Shareholders entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) to which a form of this Deed is attached as Exhibit B.

(B)

The New Shareholder wishes to [be allotted/have transferred to him/her/it] [        ] shares (the “Shares”) in the capital of the Company from [                    ] (the “Old Shareholder”) and in accordance with Section 3.2/3.10 of the Shareholders’ Agreement has agreed to enter into this Deed.

(C)	The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation. In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

2.

Covenant. The New Shareholder hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Shareholders’ Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the Shareholders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original party to the Shareholders’ Agreement since the date thereof.

3.

Enforceability. Each existing Shareholder and the Company shall be entitled to enforce the Shareholders’ Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Old Shareholder (other than those that are non-assignable) under the Shareholders’ Agreement in each case as if the New Shareholder had been an original party to the Shareholders’ Agreement since the date thereof.

4.

Governing Law. THIS DEED OF ADHERENCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF HONG KONG, EXCEPT TO THE EXTENT THAT THE COMPANIES LAW OF CAYMAN ISLANDS BY ITS TERMS IS APPLICABLE.

IN WITNESS WHEREOF, this Deed of Adherence has been executed as a deed on the date first above written.

First High-School Education Group Co., Ltd.

By:
Name:
Title:

[NAME OF NEW SHAREHOLDER]

By:
Name: [ ]
Title: [ ]